Exhibit 10.16

MUTUAL COMPROMISE SETTLEMENT AGREEMENT
AND GENERAL RELEASE OF CLAIMS

The parties (individually, a "Party" and collectively, the "Parties") to this Mutual Compromise Settlement Agreement and General Release of Claims are: AmeriPlan Corporation, The Amacore Group, Inc., Zurvita, Inc., TransMark Financial Services, Inc. and Mark Jarvis.

Definitions:

"AmeriPlan" means AmeriPlan Corporation, a Texas corporation, with its principle office located at 5700 Democracy Drive, Plano, TX 75024 and its principals, officers, directors, managers, shareholders, employees, contractors, attorneys, agents, representatives, subsidiaries, parents, assigns, successors, and affiliated or associated entities of what ever kind.

"Amacore" means The Amacore Group, Inc., a Delaware corporation with its principal office located at 485 North Keller Road, Suite 450, Maitland, FL 32751 and its principals, officers, directors, managers, shareholders, employees, contractors, attorneys, agents, representatives, subsidiaries, parents, assigns, successors, and affiliated or associated entities of what ever kind.

"Zurvita" means Zurvita, Inc., a Delaware corporation, with its principal office located at 9601 Katy Freeway, Houston, TX 77024, and its principals, officers, directors, managers, shareholders, employees, contractors, attorneys, agents, representatives, subsidiaries, parents, assigns, successors, and affiliated or associated entities of what ever kind.

"TransMark" means TransMark Financial Services, Inc., a Texas corporation, with its principle office located at 5700 Democracy Drive, Plano, TX 75024 and its principals, officers, directors, managers, shareholders, employees, contractors, attorneys, agents, representatives, subsidiaries, parents, assigns, successors, and affiliated or associated entities of what ever kind.

"M. Jarvis" means Mark Jarvis, 8 Norvell Court, Houston, TX 77024,

"Settlement Agreement" means this Mutual Compromise Settlement Agreement and General Release.

"Effective Date" means as to each Party the date of their/its execution of this Settlement Agreement.

Litigation By and Among the Parties:

Mark Jarvis and Zurvita, Inc. vs. AmeriPlan Corporation v. Alan Masters v The Amacore Group, Inc., Patty Duke, Rusty Duke, Gail Powers-Weitl and Rick Weitl, 192nd Judicial District Court, Dallas County, Texas; Cause No. DC-08-01101-K.

Transmark Financial Services, Inc., v. Mark Jarvis d/b/a Trans National Services, Inc. (FEIN #98-XXXXX64), OR TRANSNATIONAL SERVICES GROUP, INC. (FEIN # 76- XXXXX78),OR TRANS, INC., (FEIN # 52-0000061), ET AL, 416th Judicial District Court, Collin County, Texas; Cause No. 416-01564-2008.

Scope of Settlement:

The Parties desire to enter into this Mutual Compromise and Settlement Agreement in order to avoid further trouble, expense and litigation and to discharge all claims, counter-claims and causes of action, known or unknown, including, without limitation, the allegations set forth in the litigation described above and the related litigation in Dallas and Collin Counties, Texas involving Joel Marius, Scott McCollum, Carolyn Miller, Roger Moody, Dottie Riden, John Rodgers, Vivienne Russell, Marjorie Sacket, Richard Sacket, Chris Smith, Melva Calvin, Connie Dellafave, Steve Dellafave, Andrin Duli, Maurice Ferris, Peggy Frederickson, Wendy Hiemenz, Jennifer Horton, Elizabeth Howison Shawna Maltz, Dexter White, Rodney Williams, William Hebert, Jennifer Welch, George Ramsey, Chris Gee, Matt Dillon, and Frank Jarvis.

The Parties intend that the full terms and conditions of the compromise and settlement be set forth in this Settlement Agreement.

NOW, THEREFORE, for good an valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Each Party warrants and represents that they have the power and authority to enter into this Settlement Agreement and that this Settlement Agreement is valid, binding and enforceable upon each.

2. Each Party warrants and represents that it owns or controls the claim or claims asserted or released in this Settlement Agreement and that no part of the claim or claims have been assigned or transferred to any other person or entity.

Settlement Terms:

3.  Amacore and Zurvita shall, upon execution of this Settlement Agreement, deliver to AmeriPlan, ONE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($1,150,000.00), by wire transfer.

4. Zurvita shall, on or before 2:00 PM EDT, Friday, June 19, 2009 execute this Settlement Agreement and (as the "Debtor") deliver a promissory note to AmeriPlan (the "Creditor") in the principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000.00) bearing interest at the rate of 7.5% per annum, payable in 24 monthly installments of Twenty Six Thousand Nine Hundred Ninety-Nine and 76/100 Dollars ($26,999.76) beginning July 1, 2009, and each month thereafter until paid in full. The form of promissory note is attached as Exhibit "A" and incorporated herein.

5. Amacore shall, execute this Settlement Agreement and deliver a corporate guarantee of the Zurvita promissory note to AmeriPlan in the form attached hereto as Exhibit "B" and incorporated herein.

6. AmeriPlan and TransMark shall, upon delivery and acceptance of the consideration, dismiss or cause to have dismissed the claims and counter-claims in the above-styled and numbered causes described, with prejudice.

7. The Amacore Group, Inc., Zurvita, Inc. and Mark Jarvis shall, upon execution of this Settlement Agreement, dismiss or cause to have dismissed the claims and counter-claims in the above-styled and numbered cause, with prejudice.

8. The Amacore Group, Inc., Zurvita, Inc. and Mark Jarvis covenant and agree that neither of them shall not use any confidential or proprietary information of AmeriPlan to knowingly solicit or knowing attempt to solicit any of the members or independent business owners of AmeriPlan for the benefit of any other person, firm, or corporation (the "Prohibited Activities").

9. The Amacore Group, Inc., Zurvita, Inc. and Mark Jarvis agree that AmeriPlan may have, in addition to any other remedies available at law, an injunction restraining an alleged breach of the Prohibited Activities against the party alleged to have breached the terms of the Prohibited Activities, and that a temporary restraining order may be issued, upon sworn application made by AmeriPlan setting forth the facts constituting any such alleged Prohibited Activities.

10. On the Effective Date each of AmeriPlan, The Amacore Group, Inc., Zurvita, Inc. and Mark Jarvis, releases and forever discharges each Party from any and all claims, demands, and causes of action, known or unknown, of whatever kind or character, that each of them has or may have against any of the Parties based in whole or in part on any events that have occurred prior to their/its Effective Date of this Settlement Agreement and all claims, demands, and causes of action that arise out of or are connected in any way with the allegations stated in the litigation matters set forth above.

11. This release is to be construed as the broadest type of general release. To the extent that any claims or causes of action have not been released by this Settlement Agreement, AmeriPlan, The Amacore Group, Inc., Zurvita, Inc. and Mark Jarvis, hereby assign those claims or causes of action to the Parties generally.

12.  The following claims shall be excepted from the foregoing Release:

12.1 Any claim for breach of this Settlement Agreement; or

12.2 Any claim a Party would otherwise have under this Settlement Agreement or applicable law for indemnification from the other against a third party claim, where such third party claim is made subsequent to the Effective Date.

13. The Parties understand and agree that in making this settlement, the acceptance by the Parties of the consideration stated is in full accord and satisfaction of all disputed claims and the delivery of the consideration is not now, nor at any time in the future, to be construed as an admission of liability by any Party, all of which has been expressly denied and vigorously contested .

14. The Parties further agree that there are no understandings, oral or otherwise as to the terms of settlement, except as set forth in this Agreement, and that upon execution of this Agreement, no Party is entitled to rely on any promise, inducement, assurance or expectation unless it is contained herein in writing.

15. The Parties understand and agree that in making this settlement, the acceptance by the Parties of the consideration stated is in full accord and satisfaction of all disputed claims and the delivery of the consideration is not now, nor at any time in the future, to be construed as an admission of liability by any Party, all of which has been expressly denied and vigorously contested .

16. The Parties each warrant and represent that they have not disclosed the fact of settlement negotiations, terms or content of settlement negotiation, the terms of settlement, existence of settlement or any other information regarding the negotiations or settlement to any third parties.

Confidentiality:

17. As further consideration for the actions undertaken by the Parties and as an essential part of this Settlement Agreement, the Parties each agree to keep the terms of this Settlement Agreement in absolute confidence, and promise that they and all persons or entities subject to their control or influence, except for the fact that a settlement agreement has been reached, shall not disclose or communicate the terms of settlement, or information about the negotiations or settlement to any person or entity at any time, except to the extent that disclosure is required by law or is reasonably necessary to enforce the terms hereof; and, that the performance of the Parties is conditioned upon strict honoring of this confidentiality provision.

Indemnification:

18. Amacore, Zurvita and M. Jarvis shall be responsible for the performance of Alan Masters, Patty Duke, Rusty Duke, Gail Powers-Weitl, Rick Weitl, Joel Marius, Scott McCollum, Carolyn Miller, Roger Moody, Dottie Riden, John Rodgers, Vivienne Russell, Marjorie Sacket, Richard Sacket, Chris Smith, Melva Calvin, Connie Dellafave, Steve Dellafave, Andrin Duli, Maurice Ferris, Peggy Frederickson, Wendy Hiemenz, Jennifer Horton, Elizabeth Howison, Shawna Maltz, Dexter White, Rodney Williams, William Hebert, Jennifer Welch, George Ramsey, Chris Gee, Matt Dillon, and Frank Jarvis, (the "Other Parties") in connection with the execution their individual Settlement Agreements. In the event one or more of the Other Parties fails or refuses to execute their Settlement Agreement, Amacore, Zurvita and M. Jarvis hereby agree to indemnify, defend and save AmeriPlan harmless of and from any and all claims, demands, losses, expenses, attorney fees, causes of action, judgments, damages, and liability which are brought or may be brought by the Other Parties (or anyone claiming by, through or under them).

Administrative Provisions:

19. This Settlement Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Texas.

20. In the event of breach of this Settlement Agreement by one party, not withstanding anything in this Settlement Agreement to the contrary, the other party may bring legal action in a court of competent jurisdiction to enforce the terms of this Settlement Agreement. The prevailing party in any such action shall be entitled to recover all reasonable costs and expenses incurred in connection with such action, including reasonable attorney's fees.

22. If any provision of this Settlement Agreement not essential to the purpose and intention of the parties is or may be held by a court having jurisdiction to be invalid, void or unenforceable, the remaining provisions shall survive and continue in full force and effect.

23. This Settlement Agreement shall have no term and shall be binding on the Parties and their successors and assigns, and shall inure to the benefit of the Parties and their successors and assigns.

24. This Settlement Agreement represents the entire agreement among the Parties and supersedes all prior written or oral agreement respecting the subject matter of this Settlement Agreement.

25. This Settlement Agreement may not be amended, altered, modified or changed in any way except in writing signed by all Parties.

26. This Settlement Agreement may be executed in multiple originals.

SIGNED effective as of the date opposite each entity and/or person's signature.

AMERIPLAN:
AmeriPlan Corporation
/s/ Dennis Bloom	Date: 7/7/2009
Dennis Bloom,
Chief Executive Officer
AMACORE:
The Amacore Group, Inc.

/s/ Jay Shafer	Date: 7/9/2009
Jay Shafer,
Chief Executive Officer
ZURVITA: Zurvita, Inc.
/s/ Mark Jarvis	Date 7/9/ 2009
Mark Jarvis, President
TRANSMARK:
TransMark Financial Services, Inc.

/s/ Daniel Bloom	Date: 7/7/2009
Daniel Bloom, President

/s/ M. Jarvis	Date 7/9/ 2009
Mark Jarvis